EXHIBIT 99.1

Company Contact	Investor Relations

John Higgins	Ina McGuinness or Bruce Voss
Chief Financial Officer	Lippert/Heilshorn & Associates
(650) 843-2800	(310) 691-7100
jhiggins@connetics.com	imcguinness@lhai.com

CONNETICS TO RAISE $75 MILLION FROM OFFERING OF CONVERTIBLE NOTES

PALO ALTO, Calif. (May xx, 2003) — Connetics Corporation (Nasdaq: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, today announced that it intends to raise approximately $75 million through an offering of five-year notes that are convertible into shares of Connetics common stock, subject to market and other conditions. The company may raise up to an additional $10 million upon exercise of an over-allotment option in connection with the offering.

Connetics expects to use the proceeds from the offering to augment its cash reserves for general corporate purposes, including potential future product or company acquisitions, capital expenditures and working capital.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering circular pursuant to Rule 144A under the Securities Act of 1933, as amended. The securities have not been, and will not be, registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Connetics

Connetics Corporation is an independent pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05% and Luxiq® (betamethasone valerate) Foam, 0.12%. Connetics’ wholly owned subsidiary, Connetics Australia Pty Ltd., is focused on discovering and developing innovative topical drug delivery formulations. These formulations aim to improve the management of dermatological diseases and provide significant product differentiation. For more information about Connetics and its products, please visit Connetics’ web site at www.connetics.com, or send an email to ir@connetics.com.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding the company’s objective and its intended use of proceeds. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, but not limited to, a general downturn in economic conditions, our ability to fund our operations from our revenues, fluctuations in our operating results, risks related to the development and manufacture of our products, competitive pressures, our ability to develop new products and/or integrate them into our business and such other risks as identified in our 10-K/A for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission and all subsequent filings with the Securities and Exchange Commission, including our Form 10-Q for the period ended March 31, 2003, which contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.

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